Exhibit 10.1

SEVENTH AMENDED AND RESTATED LINE OF CREDIT NOTE

$65,000,000	March 13, 2018

FOR VALUE RECEIVED, PREFORMED LINE PRODUCTS COMPANY, a corporation incorporated under the laws of the State of Ohio (“PLP”) with an address at 660 Beta Drive, Mayfield Village, Ohio 44143 and PREFORMED LINE PRODUCTS (AUSTRALIA) PTY LTD, a corporation incorporated under the laws of the Commonwealth of Australia (“PLP Australia”), with an address at 190 Power Street, Glendenning NSW 2761, Australia, BELOS-PLP S.A., a company organized under the laws of Poland (“PLP Poland”) (PLP, PLP Australia and PLP Poland are each a “Borrower” and collectively, the “Borrowers”), with an address at 43-301 Bielsko-Biała, ul. Gen. J. Kustronia 74, Poland, jointly and severally, promise to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Bank”), in lawful money of the United States of America in immediately available funds at its offices located at 1900 East Ninth Street, Cleveland, Ohio  44114, or at such other location as the Bank may designate from time to time, the principal sum of SIXTY-FIVE MILLION DOLLARS ($65,000,000) (the “Facility”) or such lesser amount as may be advanced to or for the benefit of the Borrowers hereunder, together with interest accruing on the outstanding principal balance from the date hereof, all as provided below; provided, however, that at no time shall the liability of PLP Australia exceed the outstanding Australian Loan (as defined below) plus interest accrued thereon pursuant to the terms of this Note; provided further, however, that at no time shall the liability of PLP Poland exceed the outstanding Polish Loan (as defined below) plus interest accrued thereon pursuant to the terms of this Note.

This Seventh Amended and Restated Line of Credit Note evidences, but does not extinguish or satisfy, and is not a novation of, the pre-existing indebtedness of the Borrowers to the Bank under, and amends and restates that certain Sixth Amended and Restated Line of Credit Note, dated as of August 22, 2016, in the original principal amount of $65,000,000, made by the PLP and PLP Australia in favor of the Bank, amending and restating that certain Fifth Amended and Restated Line of Credit Note, dated as of September 24, 2015, in the original principal amount of $50,000,000, made by the PLP and PLP Australia in favor of the Bank, amending and restating that certain Fourth Amended and Restated Line of Credit Note, dated as of January 23, 2014, in the original principal amount of $50,000,000, made by PLP in favor of the Bank, amending and restating that certain Third Amended and Restated Line of Credit Note, dated as of May 24, 2012, in the original principal amount of $90,000,000, made by PLP in favor of the Bank, amending and restating that certain Second Amended and Restated Line of Credit Note, dated as of November 7, 2011, in the original principal amount of $70,000,000, made by PLP in favor of the Bank, amending and restating that certain Amended and Restated Line of Credit Note, dated as of May 31, 2011, in the original principal amount of $35,000,000, made by PLP in favor of the Bank, amending and restating that certain Line of Credit Note, dated as of February 5, 2010, in the original principal amount of $30,000,000, made by PLP in favor of the Bank (collectively, the “Original Note”).  All agreements, instruments, documents and obligations related to the Original Note remain in full force and effect.

1.Advances.  (a) The Borrower Representative (as defined in the Loan Agreement (as hereinafter defined)) may request advances, repay and request additional advances hereunder until the Expiration Date, subject to the terms and conditions of this Note and the Loan Documents (as hereinafter defined).  The “Expiration Date” shall mean June 30, 2021, or such later date as may be designated by the Bank by written notice from the Bank to the Borrower Representative.  Each Borrower acknowledges and agrees that in no event will the Bank be under any obligation to extend or renew the Facility or this Note beyond the Expiration Date.  The Borrower Representative may request advances hereunder upon giving oral or written notice to the Bank by 11:00 a.m. (Cleveland, Ohio time) (a) on the day of the proposed advance, in the case of advances to bear interest under the Base Rate Option (as hereinafter defined) and (b) three (3) Business Days prior to the proposed advance, in the case of advances to bear interest under the LIBOR Option (as hereinafter defined), followed promptly thereafter by the Borrower Representative’s written confirmation to the Bank of any oral notice.  The aggregate unpaid principal amount of advances under this Note plus the LC Exposure (as defined in the Loan Agreement (as hereinafter defined)) shall not exceed the face amount of this Note.

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(b) The Borrower Representative may request that advances under this Note and subject LCs under the Loan Documents be made or issued in an Agreed Foreign Currency; provided, that in no event shall the sum of (i) the aggregate outstanding principal amount of advances under this Note made in Agreed Foreign Currencies plus (ii) the sum of the aggregate undrawn balance of all then outstanding subject LCs under the Loan Documents issued in Agreed Foreign Currencies and the aggregate amount of all unreimbursed draws of all then outstanding subject LCs under the Loan Documents issued in Agreed Foreign Currencies (the “Foreign LC Exposure”) exceed $15,000,000 at any one time outstanding (the “Agreed Foreign Currency Limit”).  In no event shall advances made under this Note in Agreed Foreign Currencies in Australian Dollars to PLP Australia (the “Australian Loan”) exceed $9,000,000 in US Dollar equivalents of Australian Dollars at any one time outstanding (the “Australian Loan Limit”). In no event shall advances made under this Note in Agreed Foreign Currencies in Polish Zloty to PLP Poland (the “Polish Loan”) exceed $1,500,000 in US Dollar equivalents of Polish Zloty at any one time outstanding (the “Polish Loan Limit”).  Further, in no event shall the Foreign LC Exposure exceed $5,000,000 at any one time outstanding.  As used herein, the term “Agreed Foreign Currencies” shall mean Mexican Pesos, Australian Dollars, Polish Zloty and any other foreign currency requested by the Borrower Representative and approved by the Bank in its sole discretion, and “Agreed Foreign Currency” shall mean any one of such currencies.  Other than Australian Loans and Polish Loans, each advance under this Note made in an Agreed Foreign Currency shall bear interest at the LIBOR Option in accordance with the terms hereof.  The Bank may, with respect to advances made in an Agreed Foreign Currency, engage in reasonable rounding of the Agreed Foreign Currency amounts requested.

(c) All advances under this Note and subject LCs under the Loan Documents made or issued in Agreed Foreign Currencies shall be governed by the Bank’s standard fees, charges, agreements, policy guidelines and other terms and provisions relating to such advances and issuances as in effect from time to time (collectively, the “Bank’s Standard Foreign Currency Terms”), in addition to the specific provisions set forth herein.  In the event of any conflict between the Bank’s Standard Foreign Currency Terms and the terms of this Note or any other Loan Document, the Bank’s Standard Foreign Currency Terms shall govern.

(d) The Bank will determine the Dollar Amount of all outstanding advances under this Note made in Agreed Foreign Currencies and the Foreign LC Exposure (such outstanding advances and the Foreign LC Exposure at any time being the “Foreign Currency Outstandings”) from time to time on and as of any Business Day elected by the Bank in its sole discretion (each such day upon or as of which the Bank so determines Dollar Amounts being a “Computation Date”).  If at any time the Dollar Amount of Foreign Currency Outstandings (calculated as of the most recent Computation Date) exceeds the Agreed Foreign Currency Limit, then the Borrowers shall immediately prepay such Foreign Currency Outstandings in an aggregate principal amount sufficient to eliminate any such excess.  If at any time the aggregate amount of all Australian Loan advances outstanding under this Note exceeds the Australian Loan Limit, then the Borrowers shall immediately prepay in Australian Dollars an aggregate principal amount to eliminate such excess (as such amount is determined by the Bank).  If at any time the aggregate amount of all Polish Loan advances outstanding under this Note exceeds the Polish Loan Limit, then the Borrowers shall immediately prepay in Polish Zloty an aggregate principal amount to eliminate such excess (as such amount is determined by the Bank).  As used herein, the term “Dollar Amount” shall mean, with respect to any currency at any date, (i) the amount of such currency if such currency is in Dollars or (ii) the equivalent in such currency of such amount of Dollars if such currency is currency other than Dollars, calculated on the basis of the arithmetical mean of the buy sell spot rates of exchange of the Bank for such currency on the London market at 11:00 a.m. London time, on or as of the most recent Computation Date.  “Dollars” and “$” mean the lawful currency of the United States of America.

All payments due hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imports, deductions, charges or withholdings imposed by any jurisdiction or taxing authority, domestic or foreign, and all liabilities with respect thereto, excluding (i) taxes imposed on the Bank's net income and (ii) taxes imposed on the Bank’s net income and franchise taxes imposed on the Bank, by the jurisdiction of the Bank’s lending office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges withholdings and liabilities being hereinafter referred to as “Taxes”).  If any Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder (i) the sum payable shall be increased as may be necessary so that after making all required deductions and withholdings (including deductions applicable to additional sums payable under this paragraph) the Bank will receive an amount equal to the sum the Bank would have received had no such deductions or withholdings been made, and (ii) each Borrower agrees to pay the full amount deducted or withheld to the relevant

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taxation authority or other authority in accordance with applicable law and promptly provide to the Bank the official receipt or other document evidencing such payment.  In addition, each Borrower agrees to pay any present or future stamp or document taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Note (hereinafter referred to as “Other Taxes”).  If any Taxes or Other Taxes required to be paid by any Borrower hereunder are not paid and are imposed on and paid by the Bank, the Borrowers shall indemnify the Bank and reimburse the Bank for the amount of such payment, together with any interest, penalties and expenses in connection therewith, whether or not such tax shall have been correctly or legally imposed.   Such reimbursement shall be made within thirty (30) days from the date the Bank makes written demand therefor.

The specification herein that payment be made in the relevant Agreed Foreign Currency or Dollars, as the case may be, at 1900 East Ninth Street, Cleveland, Ohio 44114 or such other location as may be designated by the Bank from time to time, is of the essence hereof.  If payment is not made in the currency due hereunder or under any other Loan Document (the “Contractual Currency”) or if any court or tribunal shall render a judgment or order for the payment of amounts due hereunder or under any other Loan Document and such judgment is expressed in a currency other than the Contractual Currency, each Borrower shall indemnify and hold the Bank harmless against any deficiency in terms of the amount received by the Bank arising or resulting from any variation as between (i) the rate of exchange at which the Contractual Currency is converted into the currency actually received or the currency in which the judgment is expressed (the “Received Currency”) and (ii) the rate of exchange at which the Bank would, in accordance with normal banking procedures, be able to purchase the Contractual Currency with the Received Currency by the Bank on the Business Day following receipt of the Received Currency.  If the court or tribunal has fixed the date on which the rate of exchange is determined for the conversion of the judgment currency into the Contractual Currency (the “Conversion Date”) and if there is a change in the rate of exchange prevailing between the Conversion Date and the date of receipt by the Bank, then the Borrowers will, notwithstanding such judgment or order, pay such additional amount as may be necessary to ensure that the amount paid in the Received Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount then due to the Bank from the Borrowers hereunder in the Contractual Currency.

If a Borrower shall wind up, liquidate, dissolve or become bankrupt while there remains outstanding (i) any amounts owing to the Bank under this Note or under any other Loan Document, (ii) any damages owing to the Bank in respect of a breach of any of the terms hereof or (iii) any judgment or order rendered in respect of such amounts or damages, each Borrower shall indemnify and hold the Bank harmless against any deficiency in terms of the Contractual Currency in the amounts received by the Bank arising or resulting from any variation as between (a) the rate of exchange at which the Contractual Currency is converted into another currency (the “Liquidation Currency”) for purposes of such winding-up, liquidation, dissolution or bankruptcy with regard to the amount in the Contractual Currency due or contingently due hereunder or under any other Loan Document or under any judgment or order into which the relevant obligations hereunder or under any other Loan Document shall have been merged and (b) the rate of exchange at which the Bank could, in accordance with normal banking procedures be able to purchase the Contractual Currency with the Liquidation Currency at the earlier of (1) the date of payment of such amounts or damages and (2) the final date or dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy.  As used in the preceding sentence, the “final date” or “dates for the filing of proofs of a claim in a winding-up, liquidation, dissolution or bankruptcy” shall be the date fixed by the liquidator or other appropriate person or otherwise applicable under the applicable law as being the last practicable date as of which the liabilities of a Borrower may be ascertained for such winding-up, liquidation, dissolution or bankruptcy before payment by the liquidator or other appropriate person in respect thereof.

2.Rate of Interest.  Each advance outstanding under this Note will bear interest at a rate or rates per annum as may be selected by the Borrowers from the interest rate options set forth below (other than advances denominated in Australian Dollars which shall bear interest at the rate per annum set forth in subpart (iv below) (each, an “Option”):

(i)Base Rate Option.  A rate of interest per annum which is at all times equal to (A) the Base Rate plus (B) the Applicable Margin per annum, then in effect.  If and when the Base Rate (or any component thereof) changes, the rate of interest with respect to any advance to which the Base Rate Option applies will change automatically without notice to the Borrowers, effective on the date of any such change.  There are no required minimum interest periods for advances bearing interest under the Base Rate Option.

(ii)LIBOR Option.  A rate per annum equal to (A) LIBOR plus (B) the Applicable Margin per annum, then in effect, for the applicable LIBOR Interest Period.

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(iii)Daily LIBOR Option.  A rate per annum which is at all times equal to (A) Daily LIBOR plus (B) the Applicable Margin per annum, then in effect, so long as a Daily LIBOR is offered, ascertainable and not unlawful.  If and when Daily LIBOR (or any component thereof) changes, the rate of interest with respect to any advance to which the Daily LIBOR Option applies will change automatically without notice to the Borrowers, effective on the date of any such change.  There are no required minimum interest periods for advances bearing interest under the Daily LIBOR Option.

(iv)Australian Dollar Loans.  The rate per annum equal to (A) the Australian Bank Bill Swap Bid Rate or the successor thereto as approved by the Bank as published by Bloomberg (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Bank from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up) per annum at approximately 10:00 a.m., Sydney, Australia time, two (2) Business Days prior to the commencement of such Australian Dollar Loan Interest Period, as the rate for deposits in Australian Dollars with a maturity comparable to such Australian Dollar Loan Interest Period plus (B) the Applicable Margin per annum, then in effect, for the applicable Australian Dollar Loan Interest Period.

(v)Polish Zloty Loans.  The rate per annum equal to (A) WIBOR plus (B) the Applicable Margin per annum, then in effect, for the applicable Polish Zloty Loan Interest Period.

For purposes hereof, the following terms shall have the following meanings:

“Adjustment Date” means the date, with respect to each fiscal quarter of PLP in each fiscal year, commencing with the first (1st) fiscal quarter end immediately following the date hereof, that is the first day of the first calendar month after the date on which PLP delivers the financial statements required hereunder to be delivered with respect to such fiscal quarter, together with a Compliance Certificate.

“Applicable Margin” shall mean, for any day, with respect to any advance made under the Facility, (i) from the date hereof until the first Adjustment Date thereafter, (x) the percentage per annum applicable to Letters of Credit, Base Rate Option, LIBOR Option, Daily LIBOR Option, Australian Dollar Loans or Polish Zloty Loans, as the case may be in Tier 1 in the table set forth below, and (ii) from and after such first Adjustment Date and any subsequent Adjustment Date, the percentage per annum applicable to Letters of Credit, Base Rate Option, LIBOR Option, Daily LIBOR Option, Australian Dollar Loans or Polish Zloty Loans, as the case may be, corresponding to the level of the Funded Debt to EBITDA Ratio in the table set forth below for the trailing twelve month period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date, provided, however, that notwithstanding clauses (i) and (ii) above, to the extent that either (A) the financial statements or the Compliance Certificate required to be delivered following any fiscal quarter are not delivered by the due date therefor, or (B) any Event of Default has occurred and is continuing, then the Applicable Margin shall be, from and after such due date or the date of such Event of Default (as applicable) until the date on which such financial statements and Compliance Certificate are delivered or such Event of Default is no longer continuing (as applicable), the percentage per annum applicable to Letters of Credit, Base Rate Option, LIBOR Option, Daily LIBOR Option, Australian Dollar Loans or Polish Zloty, as the case may be, set forth in Tier 2; provided, further, however, that nothing in herein shall limit the applicability of Section 6 with respect to the imposition of a default rate of interest:

	Funded Debt to EBITDA Ratio	Applicable Margin for Base Rate Option (bps)	Applicable Margin for LIBOR Option (bps)	Applicable Margin for Daily LIBOR Option (bps)	Applicable Margin for Australian Dollar Loans (bps)	Applicable Margin for Letters of Credit (bps)	Applicable Margin For Polish Zloty Loans (bps)
Tier 1	Less than or equal to 2.25x	0	112.5	112.5	112.5	112.5	112.5
Tier 2	Greater than 2.25x	37.5	150	150	150	150	150

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“Australian Bank Bill Swap Bid Rate” shall mean the bank bill interest rate, the wholesale interbank rate within Australia as published by the Australian Financial Markets Association (AFMA). It is the borrowing rate among the country’s top market makers, and is widely used as the benchmark interest rate for financial instruments.

“Australian Dollar Loan Interest Period” shall mean, as to any advance to which the Australian Bank Bill Swap Bid Rate applies, the period of thirty (30) days, commencing on the date of disbursement of an advance (or the date of conversion of an advance to the Australian Bank Bill Swap Bid Rate, as the case may be) and each successive period of thirty (30) days thereafter; provided that, if an Australian Dollar Loan Interest Period would end on a day which is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Australian Dollar Loan Interest Period shall end on the next preceding Business Day.

“Base Rate” shall mean the highest of (A) the Prime Rate, and (B) the sum of the Federal Funds Open Rate plus fifty (50) basis points (0.50%), and (C) the sum of the Daily LIBOR plus one hundred (100) basis points (1.0%), so long as a Daily LIBOR is offered, ascertainable and not unlawful.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Cleveland, Ohio.

“Change of Control” shall mean (a) the Ruhlman Family shall cease to own directly or beneficially at least 25% of the outstanding voting Equity Interests of PLP on a fully diluted basis, in each case free and clear of all Liens or other encumbrances; (b) PLP shall cease to own, free and clear of all Liens or other encumbrances, at least the percentage of the outstanding voting Equity Interests of each of its subsidiaries on a fully diluted basis as is indicated on the corporate structure chart delivered to Bank in connection with the initial closing of the Loan Agreement (as hereinafter defined); (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of PLP or any of its subsidiaries, as the case may be, by Persons who were neither (i) nominated by the board of directors of such entity nor (ii) appointed by directors so nominated; (d) the acquisition of direct or indirect Control of PLP by any Person or group other than the Ruhlman Family; or (e) PLP shall cease to own, free and clear of all Liens or other encumbrances 100% of the outstanding voting Equity Interests of PLP Australia or PLP Poland.

“Company” shall have the meaning ascribed thereto in the Loan Agreement (as hereinafter defined).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Daily LIBOR” shall mean, for any day, the rate per annum determined by the Bank by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage, provided, however, if the Daily LIBOR Rate determined as provided above would be less than zero, then such rate shall be deemed to be zero.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Federal Funds Open Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Bank (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Bank at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business

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Day.  The rate of interest charged shall be adjusted as of each Business Day based on changes in the Federal Funds Open Rate without notice to the Borrowers.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“LIBOR” shall mean, with respect to any advance to which the LIBOR Option applies for the applicable LIBOR Interest Period, the interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upwards, at the Bank’s discretion, to the nearest 1/100th of 1%) (i) the rate of interest determined by the Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the eurodollar rate two (2) Business Days prior to the first day of such LIBOR Interest Period for an amount comparable to such advance and having a borrowing date and a maturity comparable to such LIBOR Interest Period by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage, provided, however, if LIBOR determined as provided above would be less than zero, then such rate shall be deemed to be zero.

“LIBOR Interest Period” shall mean, as to any advance to which the LIBOR Option applies, the period of one (1), two (2), three (3), six (6) or twelve (12) month/months as selected by any Borrower in its notice of borrowing or notice of conversion, as the case may be, commencing on the date of disbursement of an advance (or the date of conversion of an advance to the LIBOR Option, as the case may be) and each successive period selected by such Borrower thereafter; provided that, (i) if a LIBOR Interest Period would end on a day which is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the LIBOR Interest Period shall end on the next preceding Business Day, (ii) no Borrower may select a LIBOR Interest Period that would end on a day after the Expiration Date, and (iii) any LIBOR Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such LIBOR Interest Period) shall end on the last Business Day of the last calendar month of such LIBOR Interest Period.

“LIBOR Reserve Percentage” shall mean the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Polish Zloty Loan Interest Period” shall mean, as to any advance to which WIBOR applies, the period of thirty (30) days, commencing on the date of disbursement of an advance (or the date of conversion of an advance to WIBOR, as the case may be) and each successive period of thirty (30) days thereafter; provided that, if a Polish Zloty Loan Interest Period would end on a day which is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Polish Zloty Loan Interest Period shall end on the next preceding Business Day.

“Prime Rate” shall mean the rate publicly announced by the Bank from time to time as its prime rate.  The Prime Rate is determined from time to time by the Bank as a means of pricing some loans to its borrowers.  The Prime Rate is not tied to any external rate of interest or index, and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication selected by the Bank).

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“Ruhlman Family” shall mean Barbara P. Ruhlman Irrevocable Trust Dated July 29, 2008, Barbara P. Ruhlman, Robert G. Ruhlman, Abigail Ruhlman, Randall M. Ruhlman, J. Ryan Ruhlman, Maegan A. Ruhlman, and each of such individual’s offspring.

“WIBOR” shall mean, in relation to any Advance denominated in Zloty and any Polish Zloty Loan Interest Period:

(a)a rate per annum determined by the Bank to be equal to the WIBOR Screen Rate (rounded upwards to five decimal places); or

(b)in the event that no such WIBOR Screen Rate is available, the rate per annum determined by the Bank to be the arithmetic mean (rounded upwards to five decimal places) of the rates offered by prime banks in the Warsaw interbank market for deposits in the relevant Currency and with a term equivalent to such Polish Zloty Loan Interest Period, in each case, at or about 11 a.m. (Warsaw time) on the first day of the relevant Polish Zloty Loan Interest Period.

“WIBOR Screen Rate” shall mean the percentage rate per annum determined by the Polish Association of Banking Dealers (Stowarzyszenie Dealerow Bankowych ACI Polska), as displayed on the appropriate page of the Reuters screen (and, if such page is replaced or service ceases to be available, the Bank may specify another page or service displaying the appropriate rate).

“Zloty” or “PLN” shall mean the lawful currency of Poland.

“Zloty Base Rate” shall means the “Polish 7 Day Market Rate” as determined by the National Bank of Poland or, if the Polish 7 Day Market Rate is not available, such other rate per annum determined by the Bank as being equal to the rate at which prime banks in Warsaw generally make advances in Zloty to commercial borrowers.

“Zloty Offshore Rate” shall mean the Zloty Base Rate.

“Zloty Overnight Rate” shall mean in relation to WIBOR, the overnight WIBOR Screen Rate.

LIBOR and the Daily LIBOR shall be adjusted with respect to any advance to which the LIBOR Option or Base Rate Option or the Daily LIBOR Option applies, as applicable, on and as of the effective date of any change in the LIBOR Reserve Percentage.  The Bank shall give prompt notice to the Borrowers of LIBOR or the Daily LIBOR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

If the Bank determines (which determination shall be final and conclusive) that, by reason of circumstances affecting the eurodollar market generally, deposits in dollars (in the applicable amounts) are not being offered to banks in the eurodollar market for the selected term, or adequate means do not exist for ascertaining LIBOR, then the Bank shall give notice thereof to the Borrowers.  Thereafter, until the Bank notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, (a) the availability of the LIBOR Option and Daily LIBOR Option shall be suspended, and (b) the interest rate for all advances then bearing interest under the LIBOR Option or the Daily LIBOR Option, as applicable, shall be converted at the expiration of the then current LIBOR Interest Period(s) to the Base Rate Option.

In addition, if, after the date of this Note, the Bank shall determine (which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to make or maintain or fund loans based on LIBOR or in an Agreed Foreign Currency, the Bank shall notify the Borrowers.  Upon receipt of such notice, until the Bank notifies the Borrowers that the circumstances giving rise to such determination no longer apply, (a) the availability of the LIBOR Option and the Daily LIBOR Option and the option to request advances and subject LCs in such Agreed Foreign Currency shall be suspended, and (b) the interest rate on all advances then bearing interest under the LIBOR Option and the Daily LIBOR Option shall be

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converted to the Base Rate Option either (i) on the last day of the then current LIBOR Interest Period(s) if the Bank may lawfully continue to maintain advances based on LIBOR to such day, or (ii) immediately if the Bank may not lawfully continue to maintain advances based on LIBOR, and (c) Borrowers will prepay all outstanding advances hereunder made in such Agreed Foreign Currency, together with interest thereon, and (d) all subject LCs issued in such Foreign Currencies shall be deemed terminated.

The foregoing notwithstanding, it is understood that the Borrowers may select different Options to apply simultaneously to different portions of the advances and may select up to six (6) different interest periods to apply simultaneously to different portions of the advances bearing interest under the LIBOR Option.  Interest hereunder will be calculated based on the actual number of days that principal is outstanding over a year of 360 days. In no event will the rate of interest hereunder exceed the maximum rate allowed by law.

3.Interest Rate Election.  Subject to the terms and conditions of this Note, at the end of each interest period applicable to any advance, the Borrower Representative may renew the Option applicable to such advance or convert such advance to a different Option; provided that, during any period in which any Event of Default (as hereinafter defined) has occurred and is continuing, any advances bearing interest under the LIBOR Option or the Daily LIBOR Option shall, at the Bank’s sole discretion, be converted at the end of the applicable LIBOR Interest Period (or immediately in the case of the Daily LIBOR Option) to the Base Rate Option and the LIBOR Option and the Daily LIBOR Option will not be available to the Borrowers with respect to any new advances (or with respect to the conversion or renewal of any existing advances) until such Event of Default has been cured by the Borrowers or waived by the Bank.  The Borrower Representative shall notify the Bank of each election of an Option, each conversion from one Option to another, the amount of the advances then outstanding to be allocated to each Option and where relevant the interest periods therefor.  In the case of converting to the LIBOR Option or the Daily LIBOR Option, such notice shall be given at least three (3) Business Days prior to the commencement of any LIBOR Interest Period or when the Borrower Representative would like to commence the Daily LIBOR Option, as the case may be.  If no interest period is specified in any such notice for which the resulting advance is to bear interest under the LIBOR Option, the Borrower Representative shall be deemed to have selected a LIBOR Interest Period of one month’s duration. If no notice of election, conversion or renewal is timely received by the Bank with respect to any advance, the Borrower Representative shall be deemed to have elected the Base Rate Option.  Any such election shall be promptly confirmed in writing by such method as the Bank may require.

4.Advance Procedures.  A request for advance made by telephone must be promptly confirmed in writing by such method as the Bank may require.  Each Borrower authorizes the Bank to accept telephonic requests for advances, and the Bank shall be entitled to rely upon the authority of the CFO,  VP – Finance, Controller, General Counsel, or Treasury Manager providing such instructions.  Each Borrower hereby indemnifies and holds the Bank harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) which may arise or be created by the acceptance of such telephone requests or making such advances.  The Bank will enter on its books and records, which entry when made will be presumed correct, the date and amount of each advance, the interest rate and interest period applicable thereto, as well as the date and amount of each payment.

5.Payment Terms; Commitment Fee.  The Borrowers shall pay accrued interest on the unpaid principal balance of this Note in arrears:  (a) for the portion of advances bearing interest under the Base Rate Option and the Daily LIBOR Option, on the first day of each month during the term hereof, (b) for the portion of advances bearing interest under the LIBOR Option, on the last day of the respective LIBOR Interest Period for such advance, (c) if any LIBOR Interest Period is longer than three (3) months, then also on the three (3) month anniversary of such interest period and every three (3) months thereafter, and (d) for all advances, at maturity, whether by acceleration of this Note or otherwise, and after maturity, on demand until paid in full.  All outstanding principal and accrued interest hereunder shall be due and payable in full on the Expiration Date.  All advances under this Note shall be repaid and each payment of interest thereon shall be paid in the currency in which such advance was made.  If for any reason any Borrower is prohibited by any law, rule, regulation or any other reason from making any required payment hereunder or under any of the other Loan Documents in an Agreed Foreign Currency, such Borrower will make such payment in Dollars in the Dollar Amount of such Agreed Foreign Currency payment amount.

{04729830.DOC;1 }	8

If any payment under this Note shall become due on a Saturday, Sunday or public holiday under the laws of the State where the Bank’s office indicated above is located, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment.  Each Borrower hereby authorizes the Bank to charge such Borrower’s deposit account at the Bank for any payment when due hereunder. Payments received will be applied to charges, fees and expenses (including attorneys’ fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.

The Borrowers shall pay to the Bank quarterly in arrears, on the last day of each calendar quarter, a commitment fee in the amount of the product of twenty (20) basis points (0.20%) per annum multiplied by the average daily unused amount of the Facility during the most recently ended quarter.

Notwithstanding anything to the contrary set forth herein or in any of the other Loan Documents, if, after the making of any advance under this Note in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which such advance was made (the "Original Currency") no longer exists or a Borrower is not able to make payment to the Bank in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

6.Late Payments; Default Rate.  If any Borrower fails to make any payment of principal, interest or other amount coming due pursuant to the provisions of this Note within fifteen (15) calendar days of the date due and payable, such Borrower also shall pay to the Bank a late charge equal to the lesser of five percent (5%) of the amount of such payment or $100.00 (the “Late Charge”).  Such fifteen (15) day period shall not be construed in any way to extend the due date of any such payment.  Upon maturity, whether by acceleration, demand or otherwise, and at the Bank’s option upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, each advance outstanding under this Note shall bear interest at a rate per annum (based on the actual number of days that principal is outstanding over a year of 360 days) which shall be two percentage points (2%) in excess of the interest rate in effect from time to time under this Note but not more than the maximum rate allowed by law (the “Default Rate”).  The Default Rate shall continue to apply whether or not judgment shall be entered on this Note.  Both the Late Charge and the Default Rate are imposed as liquidated damages for the purpose of defraying the Bank’s expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Bank’s exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Bank may employ.  In addition, the Default Rate reflects the increased credit risk to the Bank of carrying a loan that is in default.  Each Borrower agrees that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by the Bank, and that the actual harm incurred by the Bank cannot be estimated with certainty and without difficulty.

7.Prepayment; Reduction of Facility.  The Borrowers shall have the right to prepay any advance hereunder at any time and from time to time, in whole or in part; subject, however, to payment of any break funding indemnification amounts owing pursuant to paragraph 8 below.  The Borrowers shall have the right to reduce the Facility from time to time in a minimum of $1,000,000 increments.

8.Yield Protection; Break Funding Indemnification.  The Borrowers shall pay to the Bank on written demand therefor, together with the written evidence of the justification therefor, all direct costs incurred, losses suffered or payments made by Bank by reason of any change in law or regulation or its interpretation imposing any reserve, deposit, allocation of capital, or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets.  In addition, each Borrower agrees to indemnify the Bank against any liabilities, losses or expenses (including, without limitation, loss of margin, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any loss or expense incurred in connection with funds acquired to effect, fund or maintain any advance (or any part thereof) bearing interest under the LIBOR Option) which the Bank sustains or incurs as a consequence of either (i) any Borrower’s failure to make a payment on the due date thereof, (ii) any Borrower’s revocation (expressly, by later inconsistent notices or otherwise) in whole or in part of any notice given to Bank to request, convert, renew or prepay any advance bearing interest under the LIBOR Option, or (iii) any Borrower’s payment or prepayment (whether voluntary, after acceleration of the maturity of

{04729830.DOC;1 }	9

this Note or otherwise) or conversion of any advance bearing interest under the LIBOR Option on a day other than the last day of the applicable LIBOR Interest Period.  A notice as to any amounts payable pursuant to this paragraph given to any Borrower by the Bank shall, in the absence of manifest error, be conclusive and shall be payable upon demand. Each Borrower’s indemnification obligations hereunder shall survive the payment in full of the advances and all other amounts payable hereunder.

9.Other Loan Documents.  This Note is issued in connection with the Amended and Restated Loan Agreement between the Borrowers and the Bank, dated as of September 24, 2015 (as further amended, modified or renewed from time to time, the “Loan Agreement”), and the other agreements and documents now or hereafter executed and/or delivered in connection herewith or therewith or referred to herein or therein (including, without limitation, the subject LCs), the terms of which are incorporated herein by reference (this Note, the Loan Agreement, and such other agreements and documents, each as amended, modified or renewed from time to time, being collectively referred to as the “Loan Documents”), and is secured by the property (if any) described in the Loan Documents and by such other collateral as previously may have been or may in the future be granted to the Bank to secure this Note. Capitalized and other terms not defined herein shall have the meanings ascribed to them in the other Loan Documents.

10.Events of Default. The occurrence of any of the following events will be deemed to be an “Event of Default” under this Note: (i) (A) the nonpayment of (1) any principal under this Note when due and (2) interest, other indebtedness or any other amounts payable under this Note or any of the other Loan Documents (other than reimbursements referred to in clause (i)(B) of this Section 10) within ten (10) days after the same is due, and (B) failure to reimburse the Bank for any draft or other item paid by Bank pursuant to or otherwise in respect of any subject LC when obligated to do so; (ii) the occurrence of any event of default or any default and the lapse of any notice or cure period, or any Obligor’s failure to observe or perform any covenant or other agreement, under or contained in any Loan Document or any other document now or in the future, relating to, evidencing or securing any debt, liability or obligation of any Obligor to the Bank; (iii) the filing by or against any Obligor of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against any Obligor, such proceeding is not dismissed or stayed within 30 days of the commencement thereof, provided that the Bank shall not be obligated to advance additional funds hereunder during such period); (iv) any assignment by any Obligor for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding is instituted against any property of any Obligor held by or deposited with the Bank or the cessation of all or a substantial part of the business operations of any Obligor; (v) a default with respect to any other indebtedness of any Obligor for borrowed money, if the effect of such default is to cause or permit the acceleration of such debt, provided that this subsection shall not apply if and only so long as the aggregate unpaid principal balance of all such indebtedness in default does not exceed five million dollars ($5,000,000) at any one time outstanding; in this subsection, "default" means that (A) there shall have occurred (or shall exist) in respect of the indebtedness in question any event, condition or other thing that constitutes, or that with the giving of notice or the lapse of any applicable grace period or both would constitute, a default which accelerates (or permits any creditor or creditors or representative or creditors to accelerate) the maturity of any such indebtedness, (B) any such indebtedness (other than any payable on demand) shall not have been paid in full at its stated maturity, or (C) any such indebtedness payable on demand shall not have been paid in full within ten (10) banking days after any actual demand for payment); (vi) if at any time (A) the aggregate of all undischarged final judgments (excluding final judgments the execution of which, on the date of determination, are effectively stayed) against the Obligors or any thereof for the payment of money shall exceed $5,000,000 or (B) the aggregate of all liabilities of the Obligors arising from defaults under ERISA (as defined in the Loan Agreement), shall exceed $5,000,000; (vii) the commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral securing the obligations of any Obligor to the Bank; (viii) any material adverse change in any Obligor’s business, assets, operations, financial condition or results of operations; (ix) any Obligor ceases doing business as a going concern; (x) any representation or warranty made by any Obligor to the Bank in any Loan Document or any other documents now or in the future evidencing or securing the obligations of any Obligor to the Bank, is false, erroneous or misleading in any material respect; (xi) if this Note or any guarantee executed by any Obligor is secured, the failure of any Obligor to provide the Bank with additional collateral if in the Bank’s opinion at any time or times, the market value of any of the collateral securing this Note or any guarantee has depreciated below that required pursuant to the Loan Documents or, if no specific value is so required, then in an amount deemed material by the Bank; (xii) the revocation or attempted revocation, in whole or in part, of any guarantee by any Obligor; or (xiii) the occurrence of a Change of Control.  As used herein, the term “Obligor” means any Borrower, and any guarantor of the Borrowers’ obligations to the Bank existing on the date of this Note or arising in the future.

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Upon the occurrence and during the continuance of an Event of Default:  (a) the Bank shall be under no further obligation to make advances hereunder; (b) if an Event of Default specified in clause (iii) or (iv) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind; (c) if any other Event of Default shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder, at the Bank’s option and without demand or notice of any kind, may be accelerated and become immediately due and payable; (d) at the Bank’s option, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default; and (e) the Bank may exercise from time to time any of the rights and remedies available under the Loan Documents or under applicable law.

11.Power to Confess Judgment.  Each Borrower hereby irrevocably authorizes any attorney‑at‑law, including an attorney employed by or retained and paid by the Bank, to appear in any court of record in or of the State of Ohio, or in any other state or territory of the United States, at any time after the indebtedness evidenced by this Note becomes due, whether by acceleration or otherwise, to waive the issuing and service of process and to confess a judgment against any Borrower in favor of the Bank, and/or any assignee or holder hereof for the amount of principal and interest and expenses then appearing due from the Borrowers under this Note, together with costs of suit and thereupon to release all errors and waive all right of appeal or stays of execution in any court of record.  Each Borrower hereby expressly  (i) waives any conflict of interest of the attorney(s) retained by the Bank to confess judgment against any Borrower upon this Note, and (ii) consents to the receipt by such attorney(s) of a reasonable legal fee from the Bank for legal services rendered for confessing judgment against any Borrower upon this Note.  A copy of this Note, certified by the Bank, may be filed in each such proceeding in place of filing the original as a warrant of attorney.

12.Right of Setoff. In addition to all liens upon and rights of setoff against any Borrower’s money, securities or other property given to the Bank by law, the Bank shall have, with respect to the Borrowers’ obligations to the Bank under this Note and to the extent permitted by law, a contractual possessory security interest in and a contractual right of setoff against, and each Borrower hereby grants the Bank a security interest in, and hereby assigns, conveys, delivers, pledges and transfers to the Bank, all of such Borrower’s right, title and interest in and to, all of such Borrower’s deposits, moneys, securities and other property now or hereafter in the possession of or on deposit with, or in transit to, the Bank or any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, excluding, however, all IRA, Keogh, and trust accounts.  Every such security interest and right of setoff may be exercised without demand upon or notice to the Borrowers.  Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Bank, although the Bank may enter such setoff on its books and records at a later time.

13.Indemnity.  Each Borrower agrees to indemnify each of the Bank, each legal entity, if any, who controls, is controlled by or is under common control with the Bank, and each of their respective directors, officers and employees (the “Indemnified Parties”), and to defend and hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of any Borrower), in connection with or arising out of or relating to the matters referred to in this Note or in the other Loan Documents or the use of any advance hereunder, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by any Borrower, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party's gross negligence or willful misconduct.  The indemnity agreement contained in this Section shall survive the termination of this Note, payment of any advance hereunder and the assignment of any rights hereunder.  Any Borrower may participate at its expense in the defense of any such action or claim.

{04729830.DOC;1 }	11

14.Miscellaneous.  All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing (except as may be agreed otherwise above with respect to borrowing requests) and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree.  Without limiting the foregoing, first-class mail, facsimile transmission, electronic mail and commercial courier service are hereby agreed to as acceptable methods for giving Notices.  Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this paragraph.  No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power.  The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.  No modification, amendment or waiver of, or consent to any departure by the Borrowers from, any provision of this Note will be effective unless made in a writing signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  The Borrowers agree to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Bank in the enforcement of its rights in this Note and in any security therefor, including without limitation reasonable fees and expenses of the Bank’s counsel.  If any provision of this Note is found to be invalid, illegal or unenforceable in any respect by a court, all the other provisions of this Note will remain in full force and effect.  Each Borrower and all other makers and indorsers of this Note hereby forever waive presentment, protest, notice of dishonor and notice of non-payment.  Each Borrower also waives all defenses based on suretyship or impairment of collateral.  If this Note is executed by more than one Borrower, the obligations of such persons or entities hereunder will be joint and several.  This Note shall bind each Borrower and its heirs, executors, administrators, successors and assigns, and the benefits hereof shall inure to the benefit of the Bank and its successors and assigns; provided, however, that no Borrower may assign this Note in whole or in part without the Bank’s written consent and the Bank at any time may assign this Note in whole or in part.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the "specified currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase the specified currency with such other currency at the Bank’s main office on the Business Day preceding that on which final, non‑appealable judgment is given.  The obligations of the Borrowers in respect of any sum due to the Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by Bank of any sum adjudged to be so due in such other currency Bank may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to Bank in the specified currency, the Borrowers agree, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify Bank against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to Bank in the specified currency Bank agrees to remit such excess to the Borrowers.

If, as a result of the implementation of the European monetary union, (i) any Agreed Foreign Currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro, or (ii) any Agreed Foreign Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such currency as lawful currency of such nation and the Bank shall so request in a notice delivered to the Borrower Representative, then any amount payable hereunder by any party hereto in such Agreed Foreign Currency shall instead be payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Agreed Foreign Currency to the Euro at the exchange rate recognized by the European Central Bank for the purpose of implementing European monetary union.  Prior to the occurrence of the event or events described in clauses (i) and (ii) of the preceding sentence, each amount payable hereunder in any Agreed Foreign Currency will, except as otherwise provided herein, continue to be payable only in that Agreed Foreign Currency.

Each Borrower agrees, at the request of the Bank to compensate the Bank for any loss, cost, expense or reduction in return that the Bank shall reasonably determine shall be incurred or sustained by Bank as a result of the implementation of European monetary union and that would not have been incurred or sustained but for the transactions provided for herein.  A certificate of the Bank setting forth the Bank’s determination of the amount or amounts necessary to compensate the Bank shall be delivered to the Borrower Representative and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis.  The Borrowers shall pay the Bank the amount shown as due on any such certificate within ten (10) days after receipt thereof.

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Each Borrower agrees, at the time of or at any time following the implementation of any changes to the European monetary union, to use reasonable efforts to enter into an agreement amending this Note in order to reflect the implementation of such changes, and to place the Bank and the Borrowers in the position with respect to the settlement of payments of the Euro as they would have been with respect to the settlement of the Agreed Foreign Currency it replaced.

This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank’s office indicated above is located.  This Note will be interpreted and the rights and liabilities of the Bank and the Borrowers determined in accordance with the laws of the State where the Bank’s office indicated above is located, excluding its conflict of laws rules.  Each Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank’s office indicated above is located; provided that nothing contained in this Note will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against any Borrower individually, against any security or against any property of any Borrower within any other county, state or other foreign or domestic jurisdiction.  Each Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and the Borrowers.  Each Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

15.Anti-Money Laundering/International Trade Law Compliance.  Each Borrower represents and warrants to the Bank, as of the date of this Note, the date of each advance of proceeds under the Facility, the date of any renewal, extension or modification of the Facility, and at all times until the Facility has been terminated and all amounts thereunder have been indefeasibly paid in full, that: (a) no Covered Entity  (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the proceeds of the Facility will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Facility are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity  engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws.  Each Borrower covenants and agrees that it shall immediately notify the Bank in writing upon the occurrence of a Reportable Compliance Event.

As used herein: “Anti-Terrorism Laws” means any laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, all as amended, supplemented or replaced from time to time; “Compliance Authority” means each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) U.S. Justice Department, and (g) U.S. Securities and Exchange Commission; “Covered Entity” means each Borrower, its affiliates and subsidiaries, all guarantors, pledgors of collateral, all owners of the foregoing, and all brokers or other agents of each Borrower acting in any capacity in connection with the Facility; “Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law; “Sanctioned Country” means a country subject to a sanctions program maintained by any Compliance Authority; and “Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

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16.WAIVER OF JURY TRIAL.  Each Borrower irrevocably waives any and all rights such Borrower may have to a trial by jury in any action, proceeding or claim of any nature relating to this Note, any documents executed in connection with this Note or any transaction contemplated in any of such documents.  Each Borrower acknowledges that the foregoing waiver is knowing and voluntary.

Each Borrower acknowledges that it has read and understood all the provisions of this Note, including the confession of judgment and the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

[Remainder of Page Intentionally Left Blank]

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WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

WARNING‑BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND  COURT TRIAL.  IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN  AGAINST  YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE  AGAINST THE  CREDITOR  WHETHER FOR  RETURNED  GOODS,  FAULTY  GOODS,  FAILURE ON  HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

WITNESS / ATTEST:		PREFORMED LINE PRODUCTS COMPANY

By:	/s/ Shellie M. Wetzler	By:	/s/ Robert G. Ruhlman
Name:	Shellie M. Wetzler	Name:	Robert G. Ruhlman
		Title:	Chairman, President and Chief Executive Officer

WARNING‑BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND  COURT TRIAL.  IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN  AGAINST  YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE  AGAINST THE  CREDITOR  WHETHER FOR  RETURNED  GOODS,  FAULTY  GOODS,  FAILURE ON  HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

WITNESS / ATTEST:		PREFORMED LINE PRODUCTS (AUSTRALIA) PTY LTD

By:	/s/ Shellie M. Wetzler	By:	/s/ Robert G. Ruhlman
Name:	Shellie M. Wetzler	Name:	Robert G. Ruhlman
		Title:	Chairman, President and Chief Executive Officer

{04729830.DOC;1 }	Signature Page to Amended and Restated Line of Credit Note

WARNING‑BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND  COURT TRIAL.  IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN  AGAINST  YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE  AGAINST THE  CREDITOR  WHETHER FOR  RETURNED  GOODS,  FAULTY  GOODS,  FAILURE ON  HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

WITNESS / ATTEST:		BELOS-PLP S.A.

By:	/s/ Shellie M. Wetzler	By:	/s/ Robert G. Ruhlman
Name:	Shellie M. Wetzler	Name:	Robert G. Ruhlman
		Title:	Chairman, President and Chief Executive Officer

{04729830.DOC;1 }	16